Exhibit 10.9
Apollo Management Holdings, L.P.
9 West 57th St.
New York, NY 10019

February 3, 2022
Personal and Confidential
Anthony Civale
[Address on file with the Company]
Dear Anthony:
This letter confirms our mutual understanding regarding the terms and conditions of your future services with and expected retirement from employment with Apollo Management Holdings, L.P. (“AMH”) and its Affiliates (as defined in Exhibit A) (such Affiliates together with AMH, the “Company”). The Company and you agree that this letter agreement (the “Agreement”) represents the full and complete agreement concerning your continued services and retirement from the Company.
We thank you for your long-term service and dedication to the Company for over twenty years. In recognition of such services and that you proactively communicated to us your intent to retire from the financial services industry on the Retirement Date (as defined below), you will be eligible for certain benefits provided herein and consistent with the Company’s principles-based framework for senior-level executives who have dedicated their careers to the Company and are transitioning towards retirement from the industry and described in more detail below (such status, “Good Leaver” status). Capitalized terms not defined herein shall have the meaning ascribed to them on Exhibit A hereto.
1.    Transition and Retirement Date.
a.    Effective as of the date hereof and continuing through June 30, 2022, you will continue to be employed by AMH and remain Chief Operating Officer of Apollo Asset Management Inc. (“AAM”) on substantially similar terms, including role, responsibilities and reporting, as currently applicable. From and after April 1, 2022, your current responsibilities, time commitment and office presence will be reduced gradually as determined by you in consultation with Jim Zelter, or his successor, provided that you continue to fulfill and assist with the transition of your responsibilities. You will transition

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to a non-executive role with the Company, effective as of July 1, 2022 (the “Transition Date”).
b.    From and after the Transition Date, you will no longer have the title of Chief Operating Officer of AAM and will not be an executive officer of any Company entity. From and after the Transition Date you agree to perform such reasonable duties as the Company may reasonably from time-to-time request subject to any vacation time or infirmity, and agree to be available to support transition by providing (i) counsel and acting as a resource to management and (ii) training and support to your successor. During this time, you will be permitted to work remotely.
c.    You and the Company acknowledge and agree that your employment will continue through January 6, 2023, subject to renewal, if mutually agreed in writing by you and the Company, for additional one-year periods (such period of employment, the “Term” and the last day of your employment, the “Retirement Date”). The Term shall end on the Retirement Date. On the Retirement Date, all other titles, positions and appointments of responsibility you hold with respect to the Company, whether as an officer, employee, consultant, trustee, agent or otherwise shall terminate without any further action by any person, unless otherwise mutually agreed by you and the Company.
d.    Notwithstanding the foregoing, your employment may be terminated by the Company earlier than January 6, 2023 only for “Cause”, as defined in Exhibit A, provided however, that the Company shall not have Cause under clauses (d) or (h) of such definition so long as you provide services consistent with the terms hereof.
e.    You may voluntarily resign from employment for any reason before January 6, 2023, in which case you agree to provide 90 days’ advance written notice to the Company.
f.    If your employment terminates prior to January 6, 2023, due to your termination by the Company for Cause or due to your resignation, the date of such earlier termination will be deemed to be the “Retirement Date.” For the avoidance of doubt, upon any such early termination of employment, you will not be eligible for the continued vesting described herein in Section 5 and all of your outstanding equity awards and carried interest points shall be treated in accordance with the terms thereof, as in effect as of the date hereof.

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You agree to promptly execute such additional documents as may be reasonably requested by the Company to evidence such cessation of employment including but not limited to a signed letter of resignation, substantially in the form set out in Exhibit B of this Agreement. As of the Transition Date, you shall have no authority to act on behalf of the Company or any of its Affiliates, shall not hold yourself out as having such authority, and shall not enter into any agreement or incur any obligations on behalf of the Company or any of its Affiliates. Provided you satisfy the terms set forth herein, and subject to consultation with the Compliance Department, through the Transition Date, the Company will provide you with an office, computer, iPhone (cell phone and email), and IT support, subject to compliance in all material respects with all employee policies in effect at the time. After the Transition Date and during the Term, the Company will provide you an “apollo-advisors” email address, subject to compliance in all material respects with all employee policies in effect at the time. The Company shall provide you with written notice and a reasonable opportunity to cure any failure to satisfy the terms hereof or comply with employee policies.
2.    Good Leaver Status. Based on having devoted your career to the Company for 23 years, you are being treated as a Good Leaver, which determination has been made in the Company’s discretion and, to maintain such Good Leaver status, you must abide by certain principles, including but not limited to the following: (i) remain employed as provided herein beyond your required notice period, (ii) fully transition your duties and abide by all continuing obligations to the Company, including non-disparagement and confidentiality, (iii) execute the release of claims in the form attached as Exhibit D (the “Release of Claims”) on or within seven (7) days after the Retirement Date (and do not revoke it); (iv) refrain from engaging in Competitive Activity, Bad Acts, or Cause conduct, and (v) remain available to provide limited ad hoc advisory services on an as-needed basis. The Company shall determine, from time to time, whether you continue to be in “Good Leaver Status,” which determination shall be made in the Company’s discretion but in good faith after consultation with you and taking into account the aforementioned principles; provided, that, the parties acknowledge and agree that the time periods and services described in Sections 1.a) and 1.b) are sufficient time periods and services for Good Leaver Status. In order to continue to qualify for Good Leaver Status, you must also periodically certify your compliance with the aforementioned obligations and affirmatively notify the Company if you accept employment or otherwise engage in any action that would interfere with your compliance with the terms herein in accordance with Section 5. The period of time you have maintained Good Leaver Status following the Retirement Date shall be referred to as the “Good Leaver Period.”
3.    Salary, Benefits & Vacation During the Term. From the date hereof through the Retirement Date, the Company will continue to pay you your base salary at the rate of $100,000 per year (i.e., the rate in effect as of the date hereof), and you may

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continue to accrue vacation and participate in the Company’s health and welfare plans, subject to the terms and conditions of such plans. If the Company terminates your employment for Cause during the Term, you will be entitled under this Section 3 to receive only the base salary earned up to the date your employment is terminated. In respect of your services performed during 2021, any accrued but unpaid compensation will be paid and administered to you in the ordinary course in accordance with the Company’s regular compensation practices. For the avoidance of doubt, in respect of your services performed during 2022 (or any subsequent year), you will not be eligible to receive any new annual bonus opportunity or incentive pool distribution.
You will receive pay for your accrued but unused vacation time, if any, on the first regularly scheduled payroll date following the Retirement Date, provided that you have accurately and completely recorded all time off taken in Workday, the Company’s time tracking and attendance management system. For the avoidance of doubt, in accordance with Company policy, you will not earn any vacation time following the Retirement Date. You acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation for unpaid salary, bonus, severance, incentive or performance pay. You further acknowledge that the benefits and/or payments set forth in this Agreement act as consideration for any notice of separation and/or payment in lieu of notice due to you pursuant to any employment or compensatory agreement previously executed between you and the Company.
4.    Treatment of Equity Awards & Carried Interests During the Term. In accordance with the applicable plan terms (except as modified herein), you shall retain (i) your Partner Equity Integration Grant, granted December 15, 2021, consistent with the terms of the award agreement and (ii) all other existing awards, including Restricted Share Awards (“RSAs”), Restricted Share Units (“RSUs”), Performance Share Units (“PSUs,” or otherwise referred to as CII RSUs), Global Carry Pool Stock (“GCP Stock,” which includes GCP Tail Stock) and points of carried interest, which shall remain outstanding in accordance with their terms, provided, that, vesting shall continue in vesting-eligible awards without regard to notice provisions, except in the case of a forfeiture due to termination for Cause. The total number of vested (but not yet settled) and unvested equity awards and carried interests, as of the date hereof, are set forth on Exhibit C to this Agreement.
a.    Continued Vesting of Outstanding Equity Awards (RSUs & RSAs). Notwithstanding anything to the contrary in the terms of the applicable plans and award agreements, your RSAs and RSUs issued pursuant to the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan (the “Equity Plan”), shall continue to vest through the Retirement Date, subject to your continued employment during the Term (disregarding any provisions thereof

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that provide for the cessation of vesting upon notice of employment termination). During the Term, with respect to such outstanding equity awards, you shall continue to receive dividends and dividend equivalents in the ordinary course, as applicable.
b.    Continued Vesting of Outstanding CII Awards. Notwithstanding anything to the contrary in the applicable plans and award agreements, your CII RSUs issued pursuant to the Equity Plan shall continue to vest through the Retirement Date, subject to your continued employment during the Term (disregarding any provisions thereof that provide for the cessation of vesting upon notice of employment termination). During the Term, with respect to such outstanding CII Awards, you shall continue to receive dividend equivalents in the ordinary course, as applicable. Notwithstanding anything to the contrary in the terms of the applicable plans and award agreements or this letter agreement, your CII RSUs that have time vested through and as of the Retirement Date based on your continued service, to the extent they have not satisfied the performance vesting criteria, shall continue to be eligible to performance vest following the Retirement Date for the same additional time period that would have applied to performance vesting in connection with a termination by reason of death or disability (as if such death or disability had occurred on the time-vesting date), based upon performance through such date and notwithstanding if the calculation is finalized thereafter and, for the avoidance of doubt, notwithstanding any termination of the Good Leaver Period.
c.    Continued Vesting of Outstanding Carried Interests. Consistent with the terms of the applicable plans and award agreements, your points of carried interest in the funds or accounts set forth on Exhibit C (collectively, the “Carry Points”), shall remain outstanding in accordance with the terms of the applicable award agreements, as well as the applicable plan and fund documents, and shall continue to vest during the Term (disregarding any provisions thereof that provide for the cessation of vesting upon notice of employment termination). Through the Retirement Date, you shall be eligible to receive distributions in the ordinary course in respect of all such points, including unvested points.
For the avoidance of doubt, in respect of your services performed during 2022 or any subsequent year, you will not be eligible to receive new grants or awards, including but not limited to any additional Carry Points, Supplemental Award, incentive pool distributions, or other incentive compensation, or additional rights in respect of any of the foregoing, relating to any period or portion thereof after December 31, 2021. Furthermore, all evergreen Carry Points remain unchanged, and distributions related thereto (including for the

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avoidance of doubt all future stock awards related to future carry distributions after the date hereof, which stock awards shall continue to vest through during the Good Leaver Period) shall continue, through the Retirement Date; from and after the Retirement Date, all evergreen Carry Points and rights to future distributions related thereto shall cease. For purposes of clarity, all payments and distributions related to such Carry Points (including future distributions of stock awards related to such Carry Points, which stock awards shall continue to vest through the Good Leaver Period) attributable to all periods through the Retirement Date will continue to be made, even if paid or distributed following the Retirement Date.
5.     Treatment of Equity Awards & Carried Interests following Retirement. Following the Retirement Date, so long as you continue to satisfy the continuing terms to retain Good Leaver Status as described in Section 2 as determined by the Company in good faith and after consultation with you, and, provided you (i) quarterly certify on the form to be separately provided (the “Certification”) your compliance with the terms required to maintain Good Leaver Status, (and to the extent you are late providing such certification due to an oversight, the Company will provide you a reminder and you will have a reasonable period of time to comply, which in no case shall extend beyond the end of the quarter due), (ii) continue to comply with the restrictive covenants to which you are subject, including without limitation, those set forth in the Apollo Management Holdings, L.P. Covenants Agreement and Mutual Arbitration Agreement, by and between you and the Company, dated as of January 4, 2022 (the “Covenants Agreement”) and those referenced in Section 28 (collectively, the “Restrictive Covenants”) and (iii) execute the Release of Claims on or within seven (7) days after the Retirement Date and do not revoke it (the requirements in this Section collectively, the “Preconditions”), then as good and valuable consideration for your continued compliance with the foregoing, you shall receive the following treatment with respect to your outstanding equity awards and Carry Points for the duration of the Good Leaver Period:
a.    Treatment of Outstanding Equity Awards (RSUs & RSAs). Notwithstanding anything to the contrary in the terms of the applicable plans and award agreements, the unvested RSAs and RSUs as of the Retirement Date shall continue to vest and be delivered through the Good Leaver Period on the same schedule (which for purposes of clarity, generally means that the shares will be delivered in the calendar quarter following the vesting date, in accordance with the vesting schedule of the underlying award agreement) and terms as set forth in the applicable plans and award agreements as though you were still employed, subject to compliance with Section 409A of the Tax Code. Shares in respect of your Partner Equity Integration Grant and GCP Tail Stock shall be delivered according to the schedule and subject to the terms of the applicable award agreements. During the Good Leaver

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Period, with respect to such outstanding equity awards, you shall continue to receive dividends and dividend equivalents in the ordinary course, as applicable.
i.    If the Company determines that you have ceased to be in Good Leaver Status (which determination shall be made in good faith and after consultation with you), the Good Leaver Period shall expire (the “Expiration Date”) and you shall immediately forfeit without payment of any consideration, and neither you nor any of your successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in any outstanding unvested equity awards, except as provided herein under Section 4(b) or 5(b) . If the Expiration Date occurs between the vesting dates for any outstanding equity awards (of any form), a prorated amount of applicable unvested RSUs and RSAs shall vest with respect to service requirements, calculated based on the number of completed months from the prior vesting date of each such award through the Expiration Date, unless the reason for such cessation of the Good Leaver Period was due to your having engaged in conduct constituting Cause or a Bad Act (as defined in Exhibit A) or misconduct that would trigger a right of clawback under the Company’s recoupment policies, as in effect from time to time.
b.    Treatment of Outstanding CII Awards. As provided for in Section 4(b) notwithstanding anything to the contrary in the terms of the applicable plans and award agreements, your CII RSUs that have time vested as of the Retirement Date based on your continued service, to the extent they have not satisfied the performance vesting criteria, shall continue to be eligible to performance vest following the Retirement Date for the same additional time period that would have applied to performance vesting in connection with a termination by reason of death or disability (as if such death or disability had occurred on the time-vesting date), notwithstanding whether or not the Expiration Date has occurred. Following the Term, your CII RSUs shall continue to vest and be delivered in accordance with their terms, through the earlier to occur of (a) the Expiration Date and (b) the third anniversary of any time vesting date that occurs during the Good Leaver Period, on the same terms as set forth in the applicable plans and award agreements as though you were still employed, subject to compliance with Section 409A of the Tax Code. During the Good Leaver Period, with respect to such outstanding CII RSUs (whether vested or unvested), you shall continue to receive dividend equivalents in the ordinary course, as applicable. If the Good Leaver Period terminates between the time vesting dates for your CII RSUs, a prorated amount of applicable unvested CII RSUs shall time vest calculated based on the number of completed months from the prior vesting date of each such award through the Expiration Date, subject to satisfaction of the performance

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vesting test based on performance through the Expiration Date, unless the reason for such cessation of the Good Leaver Period was due to your having engaged in a Bad Act or Cause conduct or an act that would trigger a right to clawback under the Company’s Recoupment Policy as in effect from time to time. Any awards that remain unvested upon the termination of the Good Leaver Period shall be immediately forfeited without payment of any consideration and neither you nor any of your successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such awards, except (a) for any CII RSUs that became payable upon your death or Disability during the Good Leaver Period (subject to performance vesting in accordance with the award terms), and (b) for any CII RSUs that time vested during the Term that continue to be eligible to performance vest in accordance with the first sentence of this Section 5(b). For purposes of clarity, a performance test measured as of the first day of a particular calendar quarter will be treated as satisfied if you remain in Good Leaver Status as of such first day, disregarding any lag in computing such results.
c.    Treatment of Outstanding Carry Points. Notwithstanding anything to the contrary in the terms of the applicable plans and award agreements, as of the earlier of the Retirement Date and December 31, 2022, the unvested Carry Points in Fund VIII and any other fund that are subject to a 25% holdback upon retirement (as provided in the award letter or other governing documents) shall be forfeited. With respect to all Carry Points remaining after such application of the reduction in Carry Points to account for the 25% holdback, all other Carry Points (excluding any Carry Points in respect of evergreen funds, which shall have been forfeited on the Retirement Date), shall remain outstanding in accordance with the terms of the applicable award agreements, as well as the applicable plan and fund documents, and shall continue to vest through the Good Leaver Period. During the Good Leaver Period, you shall be eligible to receive distributions in the ordinary course in respect of all such remaining Carry Points, including unvested points. Payments on notional Carry Points during the Good Leaver Period shall be subject to satisfaction of the performance condition applicable to such distributions, as indicated on Exhibit C. Upon any termination of the Good Leaver Period, (i) your Carry Points shall be reduced to those which have vested in accordance herewith and any remaining unvested Carry Points shall be forfeited without payment of any consideration and neither you nor any of your successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such points or distributions in respect thereof, and (ii) thereafter, you shall only receive distributions in respect of the vested and retained Carry Points in accordance with the award letter and other governing documents, subject to compliance with Section 409A of the Tax Code.

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Any audit holdback amounts that relate to Carry Points that were earned during the Good Leaver Period will be paid to you, even if such amounts are paid following the Retirement Date or Expiration Date, subject to any applicable Recoupment Policy applicable to the Carry Points.
For the avoidance of doubt, you will not receive distributions with respect to any evergreen Carry Points following the Retirement Date during the Good Leaver Period, other than in respect of any audit holdback amounts that relate to evergreen Carry Points that were earned during the Term, which amounts will be paid to you, even if such amounts are paid following the Retirement Date or Expiration Date.
For the avoidance of doubt, any and all Carry Points shall be subject to the forfeiture and clawback provisions of the applicable award letter and other governing documents.
The Company agrees to provide you with such quarterly reporting regarding your holdings and tax positions as have historically been provided.
6.    Recoupment. Any equity awards or Carry Points which are unvested as of the Retirement Date that are eligible to vest (based on satisfaction of time or performance based requirements) after the Term shall be subject to the terms of any Recoupment Policy that may be adopted by the Board or an authorized committee of the Board and is generally applicable to similarly situated current or former senior executives of the Company, from and after its adoption, except that such equity awards or carry shall not be subject to recoupment as a result of a financial restatement that is not attributable to your misconduct, unless otherwise required by law or regulation.
7.    Outstanding Co-Investments. With respect to your investments in the Funds set forth on Exhibit E, your obligation to comply with outstanding capital calls with no fee requirement will survive in accordance with their terms and be unchanged by the execution of this Agreement and continue in the ordinary course during the Term. Following the Retirement Date, your obligations to make capital contributions to the Apollo Co-Investors entities set forth on Exhibit E, and all of your unpaid capital commitments related thereto, shall remain in full force and effect in accordance with their terms (including recallable distributions, and you remain subject to any clawback obligations that apply with respect to your distributions thereon), and will be unchanged by the execution of this Agreement and will not be reduced or otherwise modified.

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8.    Co-Investment Opportunities During Good Leaver Period. Subject to the requirements set forth in the applicable fund documents and all other legal obligations, the Company shall, during the Good Leaver Period, make available new co-investment opportunities that are on the same terms that are applicable to Company employees, which may be through sister funds for non-employees. Once a commitment to a fund or vehicle is made in accordance with Section 7 or Section 8, the terms cannot be changed unless changed for all employees.
9.    Death or Disability. Upon death or Disability (as defined in the Equity Plan), whether such event occurs during the Term or the Good Leaver Period, all equity awards, Carry Points and CII RSUs will be treated in accordance with the applicable plans and award agreements as though the death or Disability occurred during employment.
10.    Restrictive Covenants.
a.    Under the terms of the Covenants Agreement, your post-employment covenants period shall commence as of the Retirement Date. You acknowledge and agree that you will continue to abide by and comply with the Restrictive Covenants that shall remain in full force and effect.
b.    You further acknowledge and agree that if you engage in Competitive Activity (as defined in the Covenants Agreement) during the Good Leaver Period, such activity may result in the termination of the Good Leaver Period.
c.    You acknowledge and agree that the Covenants Agreement is hereby modified to include the additional restrictions and incorporate the terms set forth in Exhibit G hereto.
d.    You acknowledge that your confidentiality obligations require you to not disclose or use the Company’s Confidential Information (as defined in the Covenant Agreement), which includes, among other things, the Company’s business and personnel information.
11.    Cooperation. During and after your employment with the Company, you agree to reasonably cooperate and assist the Company in a timely manner, in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, including any litigation, investigation or government proceeding, which arises out of or relates to your employment with the Company. This cooperation may include appearing from time to time for depositions, conferences and interviews, and providing the Company with the full benefit of your knowledge with respect to any

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such matter. Any such cooperation shall take into account your personal and business commitments and not require you to cooperate against your own legal interests. The Company shall reimburse you for all reasonable expenses you incur in providing such cooperation, including reasonable travel expenses, in accordance with the Company’s travel and expense policy.
12.    Post-Employment Benefits. Your participation in the Company’s employee medical, dental, and vision benefit plans will terminate on the Retirement Date. Following the Retirement Date, you will be eligible to continue your healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, and the requirements and limitations thereof. You will receive information about continuing your health coverage under COBRA in a later mailing, including a form by which you may elect continued coverage. Notwithstanding the foregoing, the Company will use best efforts to extend or provide access to healthcare benefits beyond the Retirement Date or any period of COBRA eligibility with the cost of such coverage borne by you.
During the Term and until the Retirement Date, the Company will provide you the opportunity to participate in group insurance programs (e.g., excess liability and life insurance) and the Company will use commercially reasonable best efforts to provide you with the opportunity to participate in such programs during the Good Leaver Period, to the extent that you are eligible in accordance with the policy terms, and will use commercially reasonable efforts to modify, supplement or replace the policy to include you during the period in which you maintain Good Leaver Status with the cost of such modification, supplement or replacement coverage borne by you.
The Company agrees to consider you for opportunities to sit on boards of directors periodically during the Good Leaver Period, subject to fiduciary duties.
13.    Expenses. You agree to discontinue the use of the Company-issued credit card as of the Retirement Date. The Company will not reimburse you for expenses you incur following the Retirement Date or for any expense that is not documented in accordance with Company policy. You further acknowledge that the Company may deduct from any payment and/or recoup from you (i) all personal expenses charged to the Company; (ii) any business expense not documented in accordance with Company policy; and/or (iii) any expense incurred following the Retirement Date. In addition, you are responsible for paying American Express for any personal expenses charged to the Company-issued credit card and for any late fees or interest charges related to those expenses. The Company will not pay American Express for your personal expenses, and the Company is not responsible for any damage done to your personal credit due to your failure to pay American Express for your personal expenses.

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14.    Consideration. You acknowledge and agree that the payments and benefits being provided to you pursuant to this Agreement, including the additional vesting of certain outstanding equity awards and Carry Points, serve as sufficient consideration for the covenants and other obligations set forth in this Agreement, including but not limited to the release in Section 15 and the Release of Claims.
15.    Release. In consideration for the payments, benefits, and other promises and covenants set forth herein, you voluntarily, knowingly, and willingly release and forever discharge the Company, its subsidiaries, Affiliates, and parents, together with each of those entities’ respective officers, directors and, in their capacities as such, shareholders, partners, members, employees, agents, fiduciaries, and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever that you now have or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission, or event occurring up to and including the date you sign this Agreement. This release includes, but is not limited to, any rights or claims (i) relating in any way to your employment relationship with the Company (or any of the other Releasees) or the termination thereof; or (ii) under any federal, state, or local statute, law or ordinance, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, the United States Constitution, the New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-Duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Labor Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers' Compensation Law, the New York City Earned Safe and Sick Time Act, and the New York City Human Rights Law. You affirm that you have not raised any concerns relating to harassment, discrimination, or retaliation.
This release also specifically includes, but is not limited to, any claim for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, sexual harassment, or any other tort or contract claim. This release also includes any claim based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, carried interest points, vacation, pension benefits, 401(k) Plan benefits, stock benefits, or any other employee benefits, or any other rights arising under federal, state, or local laws prohibiting discrimination and/

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or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, or discrimination and/or harassment on any other basis prohibited by law. However, you and the Company acknowledge that you are not releasing any claim related to the enforcement of the terms of the Agreement, including your rights to any equity-based or carry award currently outstanding giving effect to the terms of this Agreement, any claims relating to indemnity or directors and officers insurance under any certificate, bylaw, resolution, or policy applicable to you, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, any claim to vested employee benefits, any claim arising after the date on which you sign this Agreement, or any claim that is not otherwise waivable under applicable law.
16.    No Claims Filed. As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees any complaints, claims, or lawsuits with any court, administrative agency, or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims, or lawsuits. The Company’s General Counsel as of the date of this Agreement is not aware of any facts that would constitute Cause to terminate your employment.
17.    No Admission of Wrongdoing. By entering into this Agreement, neither you, the Company, nor any of the Releasees admit any wrongdoing or violation of any law.
18.    Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries or complying with a subpoena from, providing testimony before, providing Confidential Information to, reporting possible violations of any law or regulation to, or filing a claim, participating or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation. Further, nothing in this Agreement prohibits you from speaking with law enforcement, the New York State Division of Human Rights, a local commission on human rights, or an attorney retained by you. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Releasee resulting from such claims or conduct, regardless of whether you or another party has filed them, and, in the event you obtain such monetary relief, the

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Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you did engage in such conduct.
Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney(s), a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
19.    Return of Company Property. You shall return to the Company (or in the case of hard copy or electronic documents, following a thorough, good faith search of your files, destroy) by the Retirement Date all Company property, documents, and Confidential Information in your possession or under your control (together with all duplicates thereof) other than de minimis items, regardless of whether such property, documents, and/or Confidential Information is in electronic, written, or other tangible form. You further agree not to retain any Company property, documents, Confidential Information, or any copies thereof. You shall certify in writing by no later than the Retirement Date, substantially in the form provided as Exhibit F to this Agreement, that you have complied with this Section in full. To the extent that you subsequently discover in your possession Company property, documents or Confidential Information (in any form) that you inadvertently failed to discover during your thorough, good faith search of your files, you shall promptly notify the Company of such discovery and either (i) return to the Company, or (ii) destroy, and certify in writing the destruction thereof, such property, documents or other Confidential Information. Notwithstanding the foregoing, you may retain your contacts, calendar

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and personal correspondence, compensation summaries and any information reasonably necessary for you to prepare your personal tax returns.
20.    No Negative Statements or Contact with Media. You agree not to make (or cause to be made) to anyone any negative or disparaging statements about the Company or any of the Company’s officers, employees or directors or the services, reputation, financial status, or business relationships of any of the foregoing, and you also agree not to intentionally do anything that damages the Company, or services, reputation, financial status, or business relationships of any of the Company. The forgoing includes, but is not limited to, the direct or indirect publication of negative or disparaging statements about you or the Company (including by identifying current and former employees) or any of the Company’s officers, directors or employees, as the case may be, via social media (e.g., Twitter, Facebook, Tumblr, Instagram), video sites (e.g., YouTube, Vimeo), posts to media outlets or blogs, books, professional networking sites (e.g., LinkedIn, Glassdoor, etc.), as well as comments to news stories, blog posts, social media postings, videos, or professional sites.
You agree to refer all requests for references or other information regarding your employment to the Human Capital Team, who shall provide only the dates of your employment and your last position held. Moreover, you agree not to communicate with any media outlet or the press about the Company or your employment or the termination thereof (except, in any event, to the extent allowed by Section 18), other than with respect to non-negative statements referencing or describing your biography.
21.    Breach of this Agreement. You promise to abide by the terms and conditions in this Agreement and you understand that if you materially breach this Agreement, the Company shall be entitled to cease making any further payments or providing any of the benefits described herein, and shall be entitled to damages incurred due to such breach, except that this provision will not apply if you file a lawsuit challenging the validity of this Agreement.  You agree to fully abide in all material respects by the terms, conditions, and obligations in this Agreement (including, without limitation, with regard to the paragraphs titled Release, Return of Company Property, No Negative Statements or Contact with Media, and Breach of this Agreement).  You acknowledge and agree that if an arbitrator (as described in Section 26) determines in good faith that you have materially breached this Agreement (following written notice to you of such breach and an opportunity to cure (if capable of cure), within 15 days following such notice), the Company and its Affiliates shall be entitled to: (i) the immediate return, upon the Company’s demand, of any amounts paid or distributed to you after the Retirement Date (which were not otherwise vested as of the Retirement Date); (ii) the right, in the Company’s sole discretion, to offset any amounts otherwise due to you by the Company or any Affiliate after the Retirement

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Date to the extent such amounts have not been so returned, in accordance with applicable law and (iii) attorneys’ fees.
22.    Compliance. All compliance-obligations and policies set forth herein shall apply through the Retirement Date. The Company will use its reasonable best efforts to facilitate your ability to participate on third-party boards and engage in other outside business activities after the Transition Date, provided that such activities (i) do not violate the obligations outlined in your Covenants Agreement and (ii) are approved reasonably and in good faith by the Company’s Compliance Department. From and after the Transition Date, except to the extent necessary for transition matters, the Company will prohibit your access to the Company’s electronic systems (other than providing you a restricted “apollo-advisors” email address and access to such email) and facilities. From and after the Transition Date, the Company will use its reasonable best efforts to remove you from the Company’s compliance program and block you from insider information, as long as such actions are consistent with securities laws and other legal obligations. The Compliance Department will consider in good faith when, following the Transition Date, you will be permitted to manage your personal investments, including through a family office, without Compliance Department approval, which will be consistent with securities laws, all other legal obligations and compliance with the Restrictive Covenants. The Company and its Compliance Department will use best efforts to develop a compliance regime that does not unduly restrain you from managing your family office during the Good Leaver Period, on terms consistent with those applicable to other former senior executives of the Company generally.
23.    Indemnification. Your rights to be covered under directors’ and officers’ liability insurance and be indemnified (and/or have expenses advanced) pursuant to any indemnification provision in any limited liability company agreement, limited partnership agreement, by-laws, or insurance policies covering the directors and officers of the Company against any losses, claims, damages, liabilities, judgments and reasonable expenses, incurred by, or imposed upon, you, shall subsist in accordance with the terms of the applicable provision on the date hereof, such indemnification shall be no less favorable than what is provided to other senior executive officers, generally.
24.    Severability. If at any time, after the date of your execution of this Agreement, any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, any such finding as to a particular provision shall not be deemed to impair the enforceability of any other provision of this Agreement.

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25.    Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.
26.    Choice of Law; Arbitration; Waiver of Jury Trial.  The parties agree and consent that this Agreement shall be enforced as a New York contract pursuant to the terms of the Covenant Agreement. The parties agree that the validity, enforceability, construction and interpretation of this letter agreement shall be governed by the laws of New York, without regard to its conflict of law rules. In the event of a breach of this Agreement, the parties agree and consent that any and all disputes between the Company and you relating to this letter agreement will be governed by the Covenant Agreement, except that in the event either party seeks emergency and preliminary relief, such proceedings shall take place exclusively in New York, and the parties consent to the jurisdiction and venue of the federal and/or state courts in New York. The parties also consent to service of process by electronic mail, United States Mail, or express courier in any such action.
27.    Section 409A. This Agreement is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and to be interpreted in a manner consistent therewith. If the parties determine in good faith that this Agreement is not in compliance with Section 409A, the parties shall reasonably cooperate to modify this Agreement to comply with Section 409A while endeavoring to maintain its intended economics. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or Affiliate to you (if you are then a “specified employee” as defined in Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to this Agreement or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under this Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Affiliate (or any agent thereof) have any liability to you or any other person due to the failure of this Agreement to satisfy the requirements of Section 409A. Subject to the requirements of Section 409A, the Company may offset any amounts otherwise due to you from the Company or an Affiliate (whether pursuant to this Agreement or otherwise) by any amounts that are due and owing from you to any such entities or for which any such entities would otherwise be liable absent your satisfaction thereof.
28.    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company (other than your equity-based and carry award agreements) and supersedes all other agreements between you and the Company with respect to the terms of your employment and the termination thereof, including, without limitation,

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that certain employment agreement by and between you and the Company dated February 20, 2020, except this Agreement shall not relieve you of any contractual or common law obligations you have to the Company or any of its Affiliates that by their nature are intended to survive the termination of your employment with the Company, or any such superseded agreement, including, without limitation, to maintain the Company’s Confidential Information as confidential and not to use such information for your benefit or the benefit of any third party. You confirm that in signing this Agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.
29.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
30.    Amounts Payable Under This Letter Agreement. All amounts payable under This Agreement are subject to deduction for applicable Federal, state or local taxes and withholdings. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under Federal, state, local or foreign tax laws and regulations.
31.    Waivers. A waiver by either party of any term or condition of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition in the future, or of any subsequent breach thereof. All rights, remedies, undertakings, or obligations contained in this Agreement will be cumulative, and none of them will be in limitation of any other right, remedy, undertaking, or obligation of either party.
32.    Acknowledgments. By signing this Agreement, you acknowledge that:
a)    You have carefully read and understand this Agreement;
b)    The Company advised you to consult with an attorney and/or any other advisor of your choice before signing this Agreement;
c)    You have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney about both, and you agree that any modification made to this Agreement shall not restart or affect in any manner this original 21-day review period;

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d)    You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;
e)    You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
f)    You acknowledge and agree that the payment and benefits set forth in this Agreement are contingent on your execution of this Agreement, which releases all of your claims against the Company and the Releasees, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
g)    You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;
h)    This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.); and
i)    This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is eight (8) days after you sign it, provided that you do not exercise your right to revoke the release of claims included this Agreement.
33.    Return of Signed Agreement. To acknowledge your acceptance of the terms set forth in this Agreement, you should return an executed copy of the Agreement to the Company no later than the date that is twenty-one (21) days from the date hereof. This Agreement shall be null and void if not fully executed by all parties on or prior to February 3, 2022.

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[Signature Page Follows]

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Sincerely yours,

APOLLO MANAGEMENT HOLDINGS, L.P.
By: Apollo Management Holdings GP, LLC,
Its general partner

/s/ Matthew Breitfelder
Name:      Matthew Breitfelder
Title:     Global Head of Human Capital
on behalf of each of the above entities and their respective Affiliates, including, without limitation, each Affiliate in respect of which Anthony Civale or any related party has an interest

Read, Accepted, and Agreed to:

/s/ Anthony Civale
ANTHONY CIVALE

2/3/22
Date

[Signature Page to Civale Retirement Agreement]
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Exhibit A
Additional Definitions

“Affiliate” of the Company means any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.

“Bad Act” means your:
i.commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to Apollo Global Management, Inc. (“AGM”) or any of its Affiliates;
ii.commission of an intentional and material breach of a material provision of a written AGM code of ethics (other than any AGM code of ethics adopted after the date of this Agreement with the primary purpose of creating or finding “Bad Acts”);
iii.commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
iv.commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
v.conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
vi.fraud in connection with your performance of services for AGM or any of its Affiliates; or
vii.embezzlement from AGM or any of its Affiliates or interest holders;
provided, that
1.you have failed to cure within 15 business days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses ii and iv, and
2.during the pendency of any felony charge under clause v., AGM and its Affiliates may suspend payment of any payments in respect of your carry points, and if (A) you are later acquitted or otherwise exonerated from such charge, or (B) your employment or service with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to you any accrued but unpaid amounts due with respect to your vested carry points, with interest calculated from the date such payments were
Exhibit A-1
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suspended at the prime lending rate in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), payments with respect to your unvested carry points shall continue to accrue, and your carry points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Cause” means a termination of your employment, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following: (a) you are convicted or charged with a criminal offense; (b) your violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or your engagement in conduct which is injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this document or any other agreements of the Company or any of its Affiliates; (f) your material violation of any written policies adopted by the Company or its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or your non-adherence to the Company’s policies and procedures or other applicable Company compliance manuals; (g) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting (i) a portfolio investment for an account managed by the Company or (ii) a strategic investment undertaken on behalf of the Company or any of its Affiliates; (h) the failure by you to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of death or Disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company's code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or (j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, “material” means “more than de minimis.”
“Confidential Information” means information that is not generally known to the public and that is or was used, developed, or obtained by the Company or its Affiliates, including but not limited to (a) information, observations, procedures, and data obtained by you while employed by or providing services to the Company or any of its Affiliates; (b) products or services; (c) costs and pricing structures; (d) analyses; (e) performance data; (f) computer software, including operating systems, applications, and program listings; (g) flow charts, manuals, and documentation; (h) databases; (i) accounting and business methods; (j) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice; (k) investors, customers, vendors, and suppliers, as well as any investor, customer, vendor, and supplier list; (l) other copyrightable works; (m) all production methods, processes,
Exhibit A-2
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technology, and trade secrets; (n) any agreement of the Company or its Affiliates, including the terms and conditions thereof; (o) investment memoranda and investment documentation concerning any potential, actual, or aborted investments; and (p) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date you propose to disclose or use such information.
Exhibit A-3
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EXHIBIT B
Form of Resignation Letter

Anthony Civale
[Address on File with the Company]

Apollo Management Holdings, L.P.
Attention: Matthew Breitfelder, Global Head of Human Capital
9 West 57th St.
New York, NY 10019

[DATE]

Re: Resignation

Dear Matt:

I, Anthony Civale, hereby provide notice of my resignation from any and all employee, director, and officer positions (including, without limitation, as a director, officer, manager, president, vice president, chairman, secretary, treasurer, committee member, observer or authorized person) with, and from all boards of directors (or other governing or advisory bodies) of, (i) Apollo Global Management, Inc. (or any successor thereto, “AGM”), (ii) any affiliate or subsidiary of AGM, (iii) any other entity for which AGM or any of its affiliates acts as a general partner, limited partner, manager, member, shareholder or director, whether directly or indirectly (an “Apollo Entity”), and (iv) any portfolio company, portfolio investment or other affiliate of an Apollo Entity, with all such resignations effective as of [DATE], without need for acceptance or any further action by AGM, any Apollo Entity or any affiliate thereof. As used in this letter, “affiliate” means, with respect to any entity, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such entity.

Sincerely yours,

Anthony Civale
Exhibit B-1
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EXHIBIT C

Equity Awards and Carried Interest Points

Exhibit C-1
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EXHIBIT D

RELEASE OF CLAIMS

    FOR AND IN CONSIDERATION OF the payment and/or benefits to be provided to me in connection with the separation of my employment, in accordance with the letter agreement between Apollo Management Holdings, L.P. (the “Company”) and me dated February 3, 2022 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly, and willingly release and forever discharge the Company, its subsidiaries, Affiliates, and parents, together with each of those entities’ respective officers, directors, and in their capacities as such, shareholders, employees, agents, fiduciaries, and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them, whether known or unknown, suspected or unsuspected, for any act, omission, or event occurring up to and including the date of this Release of Claims. This Release of Claims includes, but is not limited to, (i) any rights or claims relating in any way to my employment relationship with the Company (or any of the other Releasees); (ii) the termination thereof; or (iii) any rights or claims under any federal, state, or local statute, law or ordinance, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Fair Credit Reporting Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, the United States Constitution, the New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-Duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Labor Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers' Compensation Law, the New York City Earned Safe and Sick Time Act, and New York City Human Rights Law. I further confirm that I have not filed any claim for workers’ compensation and that I have no claim for workplace injuries.

    This Release of Claims specifically includes, but is not limited to, any claim for constructive or wrongful discharge, retaliation, violation of public policy, libel, slander, defamation, or any other tort or contract claim. This Release of Claims also includes any claim based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, carried interest points, vacation, pension benefits, 401(k) Plan benefits, stock benefits, or any other employee benefits, or any other rights arising under federal, state, or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, or discrimination and/or harassment on any other basis prohibited by law. However, I am not releasing any claim related to the enforcement of the terms of the Agreement, including my rights to any equity-based or carry award currently outstanding giving effect to the terms of the Agreement, any claim to vested employee benefits, any claims relating to indemnity or directors and officers insurance under any certificate, bylaw,
Exhibit D-1
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resolution, or policy applicable to me, any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan, any claim arising after the date on which I sign this Release of Claims, or any claim that is not otherwise waivable under applicable law.
    As a condition of the Company entering into this Release of Claims, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims, or lawsuits. I understand that by signing this Release of Claims, I waive my right to any monetary recovery in connection with a local, state, or federal governmental agency proceeding, and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release of Claims does not (i) prohibit or restrict me from initiating communications directly with, responding to any inquiries or complying with a subpoena from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim, participating or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency, or from making other disclosures that are protected under the whistleblower provisions of any federal, state, or local law or regulation; or (ii) require me to notify the Company of such communications or inquiry. Further, nothing in this Agreement prohibits me from speaking with law enforcement, the New York State Division of Human Rights, a local commission on human rights, or an attorney retained by you.] Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing herein, however, shall constitute a waiver of claims arising out of or relating to any acts or omissions occurring after I sign this Release of Claims, or claims for enforcement of this Release of Claims.

    I acknowledge that this Release of Claims is independent of, but does not supersede, the Release contained in the Agreement. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly in the Agreement and this Release of Claims and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

    I further acknowledge that:
1.I first received this Release of Claims on the date of the Agreement to which it is attached as Exhibit F (i.e., the date set forth in the first sentence of this Release of Claims);
Exhibit D-2
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2.I understand that, in order for this Release of Claims to be effective, I may not sign it prior to the Retirement Date, but that if I wish to receive certain payments and benefits, I must sign and return this Release of Claims no later than seven (7) days after the Retirement Date and no earlier than the Retirement Date;
3.I have carefully read and understand this Release of Claims;
4.I was given twenty-one (21) days to consider my rights and obligations under the Agreement and this Release of Claims and to consult with an attorney about both, and agree that any modification made to this Agreement or this Release of Claims shall not restart or affect in any manner this original 21-day review period;
5.The Company advised me to consult with an attorney and/or any other advisor of my choice before signing this Release of Claims;
6.I understand that this Release of Claims is LEGALLY BINDING and that by signing it I give up certain rights;
7.I have voluntarily chosen to enter into this Release of Claims and have not been forced or pressured in any way to sign it;
8.I acknowledge and agree that certain payments and benefits are contingent on execution of this Release of Claims, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release of Claims;
9.I have seven (7) days after I sign this Release of Claims to revoke it by notifying the Company in writing. The Release of Claims will not become effective or enforceable until the seven (7) day revocation period has expired;
10.This Release of Claims includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.); and
11.This Release of Claims does not waive any rights or claims that may arise after this Release of Claims becomes effective, which eight (8) days after I sign it, provided that I do not exercise my right to revoke this Release of Claims.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Exhibit D-3
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Signature:
Anthony Civale	Date signed

Exhibit D-4
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Exhibit E

Co-Investments in Apollo Funds

Exhibit E-1
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Exhibit F
Certification of Return or Destruction of Company Property

Anthony Civale
[Address on File with the Company]

Apollo Management Holdings, L.P.
Attention: Matthew Breitfelder, Global Head of Human Capital
9 West 57th St.
New York, NY 10019

[DATE]

Re: Certification of Return or Destruction of Company Property

Dear Matt:

Under penalties of perjury, I, Anthony Civale, hereby certify and attest that as of [DATE] I have satisfied the obligations provided in Section 19 of my retirement agreement with Apollo Management Holdings, L.P. (the “Company”), namely to return to the Company (or in the case of hard copy or electronic documents, following a thorough, good faith search of my files, destroy) all Company property, documents, and Confidential Information (as defined in the retirement agreement) in my possession or under my control (together with all duplicates thereof) other than de minimis items, regardless of whether such property, documents, and/or Confidential Information is in electronic, written, or other tangible form. I further agree not to retain any Company property, documents, Confidential Information, or any copies thereof. To the extent that I discover in my possession Company property, documents or Confidential Information (in any form) that I inadvertently failed to discover during my thorough, good faith search of my files, I will promptly notify the Company of such discovery and either (i) return to the Company or (ii) destroy, and certify in writing the destruction thereof, such property, documents or other Confidential Information.

Sincerely yours,

Anthony Civale

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:
Exhibit F-1
Doc#: US1:15604729v23

Exhibit G

Covenants Agreement Modification

Exhibit G-1
Doc#: US1:15604729v23